Exhibit 99.1

News

KeyCorp

127 Public Square

Cleveland, OH 44114

CONTACTS: ANALYSTS	MEDIA
Vernon L. Patterson	David Reavis
216.689.0520	216.471.2886
Vernon_Patterson@KeyBank.com	David_Reavis@KeyBank.com
Kelly L. Lammers	Therese Myers (In market media)
216.689.3133	518.257.8637
Kelly_L_Lammers@KeyBank.com	Therese_J_Myers@KeyBank.com

KEY MEDIA

NEWSROOM: www.Key.com/newsroom

FOR IMMEDIATE RELEASE

KEYCORP STRENGTHENS UPSTATE NEW YORK FRANCHISE

Transaction includes acquisition of 26 branches in Buffalo, 11 in Rochester

CLEVELAND, OH, January 12, 2012 – KeyCorp (NYSE: KEY) today announced that its wholly-owned subsidiary, KeyBank National Association (“KeyBank”), has signed a purchase and assumption agreement to acquire 37 retail banking branches currently owned by HSBC Bank USA, N.A. (“HSBC”), in Buffalo and Rochester, NY. This transaction will strengthen Key’s ability to grow its presence, acquire customers and provide exceptional service to consumer, business banking and wealth management clients in these markets.

The branches are being sold by First Niagara Bank, N.A. in connection with their acquisition of HSBC’s upstate New York banking franchise. The deposits associated with these branches total approximately $2.4 billion, while loans total approximately $400 million.

“This transaction is an exciting opportunity to strengthen our franchise in these attractive markets and, at the same time, build long-term shareholder value.” according to KeyCorp Chairman and CEO Beth Mooney.

-more-

KEYCORP STRENGTHENS UPSTATE NEW YORK FRANCHISE

Under the terms of the purchase and assumption agreement, KeyBank will pay a 4.6% premium on deposits, or approximately $110 million based on current deposit balances. The assumed deposits consist primarily of transaction and savings accounts. The loans to be purchased consist entirely of in-market performing loans, primarily residential real estate loans. The agreement excludes all commercial loans and deposits for clients with annual revenue greater than $30 million.

“Acquiring these branches enables Key to grow by acquiring customers and expanding our branch network,” noted Bill Koehler, president of Key Community Bank. “Customers will enjoy the added convenience of more banking locations, exceptional service and a broad selection of products, all from a bank that is financially strong and committed to these markets.”

The transaction is expected to close late in the second quarter of 2012, subject to customary closing conditions, including regulatory approval. Key will offer employment to substantially all of the HSBC employees at the acquired branches.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Key’s actual results to differ materially from those described in the forward-looking statements can be found in Key’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the period ended September 30, 2011, each of which has been filed with the SEC and are available on Key’s website at www.Key.com/IR and on the SEC’s website at www.sec.gov. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

About Key

Key traces its history back more than 160 years and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key has assets of approximately $89 billion as of September 30, 2011.

Key provides deposit, lending, cash management and investment services to individuals and small businesses in 14 states under the name of KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name.

For more information, visit https://www.key.com/. KeyBank is Member FDIC.

# # #